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                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Smithway Motor Xpress Corp.:


We consent to incorporation by reference in the Registration Statements (No.'s. 333-10249, 333-10251, 333-21253, and 333-81855) on Form S-8 of Smithway Motor
Xpress Corp. of our report dated February 2, 2001, relating to consolidated balance sheets of Smithway Motor Xpress Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Smithway Motor Xpress Corp.

                                  /s/ KPMG LLP


Des Moines, Iowa
March 15, 2001